Exhibit 99.4

RE/MAX ONTARIO-ATLANTIC CANADA INC.
(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)
Unaudited Condensed Consolidated Interim Financial Statements
As of and for the period ended April 30, 2021

RE/MAX ONTARIO-ATLANTIC CANADA INC.

(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)

Condensed Consolidated Interim Balance Sheet

(In thousands of Canadian Dollars, except share amounts)

(Unaudited)

April 30, 2021
Assets
Current assets:
Cash, cash equivalents and restricted cash	$8,291
Accounts and notes receivable, net	4,375
Due from related parties	510
Prepaid expenses	1,105
Income taxes recoverable	423
Total current assets	14,704
Property and equipment, net	949
Intangible asset	7
Total assets	$15,660
Liabilities and shareholders' equity (deficiency)
Current liabilities:
Accounts payable and accrued liabilities	$2,608
Government remittances payable	671
Income taxes payable	1,679
Due to brokers	7,292
Total current liabilities	12,250
Deferred tax liabilities, net	56
Total liabilities	12,306
Commitments and contingencies
Shareholders' equity:
Share capital, par value $1 per share, 1,000,000 common shares authorized; 2 shares issued and outstanding as of April 30, 2021	0
Retained earnings	3,354
Total shareholders' equity (deficiency)	3,354
Total liabilities and shareholders' equity (deficiency)	$15,660

See accompanying notes to unaudited condensed consolidated interim financial statements.

RE/MAX ONTARIO-ATLANTIC CANADA INC.

(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)

Condensed Consolidated Interim Statement of Income and Comprehensive Income

(In thousands)

(Unaudited)

Six Months Ended
April 30, 2021
Revenue:
Management fees	$11,100
Advertising fund fees	6,919
Percent-based fees	407
Franchise sales and renewals	266
Quota deficiency, referral fees and other revenue	479
Total revenue	19,171
Direct:
Cost of sales	1,844
Total direct costs	1,844
Gross profit	17,327
Operating expenses:
Salaries and benefits	4,659
Media buying	5,393
Events and training	322
Travel and entertainment	251
General and office	467
Rent	366
Legal	288
Advertising and promotion	86
Accounting	69
Consulting fee	68
Amortization of property and equipment	43
Bank charges	22
Bad debt (recovery)	(1)
Loss (gain) on disposal of assets	1
Total operating expenses	12,034
Operating income	5,293
Other expenses, net:
Interest income	15
Foreign currency transaction gains (losses)	(51)
Total other expense, net	(36)
Income before provision for income taxes	5,257
Provision for income taxes	1,351
Net income and comprehensive income	$3,906

See accompanying notes to unaudited condensed consolidated interim financial statements.

RE/MAX ONTARIO-ATLANTIC CANADA INC.

(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)

Condensed Consolidated Interim Statement of Shareholders’ Equity (Deficiency)

(In thousands)

(Unaudited)

		Retained	Total
		earnings	Shareholders'
	Share capital	(deficit)	Equity (Deficiency)
Balances, November 1, 2020	$0	$(552)	$(552)
Net income and comprehensive income	—	3,906	3,906
Balances, April 30, 2021	$0	$3,354	$3,354

See accompanying notes to unaudited Condensed Consolidated Interim financial statements.

RE/MAX ONTARIO-ATLANTIC CANADA INC.

(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)

Condensed Consolidated Interim Statement of Cash Flows

(In thousands)

(Unaudited)

Six Months Ended
April 30, 2021
Cash flows from operating activities:
Net income	$3,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43
Deferred income tax expense	18
Changes in operating assets and liabilities
Accounts and notes receivable, net	(229)
Income taxes recoverable/payable	1,206
Prepaid expenses	(618)
Accounts payable and accrued liabilities	1,030
Accrued bonus	(10,762)
Government remittances payable	(121)
Due from related parties	(452)
Due to brokers	(203)
Net cash used in operating activities	(6,182)
Cash flows from investing activities:
Purchases of property and equipment	(373)
Net cash used in investing activities	(373)
Cash flows from financing activities:
Advances from related parties	314
Proceeds from long-term debt	40
Repayments of long-term debt	(72)
Net cash provided by financing activities	282
Net decrease in cash, cash equivalents and restricted cash	(6,273)
Cash, cash equivalents and restricted cash, beginning of period	14,564
Cash, cash equivalents and restricted cash, end of period	$8,291
Supplemental disclosures of cash flow information:
Net cash paid for income taxes	$128

See accompanying notes to unaudited condensed consolidated interim financial statements.

RE/MAX ONTARIO-ATLANTIC CANADA INC.

(Operating as RE/MAX INTEGRA, Ontario-Atlantic Canada)

Notes to Condensed Consolidated Interim Financial Statements

(in thousands, except where otherwise indicated)

(unaudited)

1.	Business and Organization

RE/MAX Ontario-Atlantic Canada Inc., operating as RE/MAX INTEGRA, Ontario-Atlantic Canada (the "Company") was incorporated on February 21, 1980, under the laws of the Province of Ontario, and is primarily involved in providing management services to its franchisees. In addition, the Company earns income from the sale and renewal of these franchises. The Company’s subsidiary, RE/MAX Promotions, Inc. (collectively with the Company, the “Group”), provides cooperative marketing services to the Company’s franchisees.

The Company acts as the exclusive RE/MAX, LLC sub franchisor for the provinces of Ontario, New Brunswick, Nova Scotia, P.E.I., and Newfoundland and Labrador. The initial term of the Regional Agreement between RE/MAX, LLC and the Company for the province of Ontario was January 19, 1980 to January 17, 2020, with a renewal signed in 2019 extending the agreement for an additional 20 years to January 17, 2040. The initial term of similar agreements for the provinces of New Brunswick, Nova Scotia, P.E.I., and Newfoundland and Labrador is May 13, 1982 to May 12, 2022 with one 20-year term renewal.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements (“financial statements”) and notes thereto have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company and its consolidated subsidiary as required by U.S. GAAP. All significant intercompany accounts and transactions have been eliminated.

Principles of Consolidation

The financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (“VIE”) or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE. If the Company determines it does not hold a variable interest in a VIE, it then applies the voting interest model. Under the voting interest model, the Company consolidates an entity when it holds a majority voting interest in an entity.

As of April 30, 2021, the Company consolidates its wholly owned subsidiary RE/MAX Promotions, Inc. under the voting interest model.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company operates under the following segments:

•	Real Estate – comprises the operations of the Company’s independent franchising operations under the RE/MAX brand in Ontario and the 4 Atlantic provinces in Canada.

•	Advertising Fund – comprises the operations of the Company’s marketing campaigns designed to build and maintain brand awareness and the operation of agent marketing technology. This segment has no net income given the fiduciary obligation that all funds collected must be spent for designated purposes.

See Note 7, Segment Information for additional information about segment reporting.

Revenue Recognition

The Company primarily generates revenue from management fees, percent-based fees, advertising fund fees and franchise sales and renewals, and other franchise revenue. Revenue is recognized when there is persuasive evidence of an arrangement, the service has been rendered, the price is fixed or determinable and collection of the fees is reasonably assured.

Advertising Fund Fees

The Company provides an ongoing trademark license, operational, training and administrative services and systems to franchisees, which include technology and tools designed to help the Company’s franchisees attract new or retain existing agents. In addition, training, technology and other tools are provided to the agents within the network to enable them to enhance the service provided to home buyers and sellers. For advertising fund fees, these revenues are obligated to be used for marketing campaigns to build brand awareness and to support agent marketing technology. Management and Advertising fees principally consists of fixed fees earned monthly from franchisees on a per agent basis. Revenue from management fees is recognized in income when it is earned and becomes due and payable, as stipulated in the related franchise agreements.

All assets of the Advertising Fund are contractually restricted for the benefit of franchisees, and the Company recognizes an equal and offsetting liability on the Company’s balance sheet for all amounts received. Additionally, this results in recording an equal and offsetting amount of expenses against all revenues such that there is no impact to overall profitability of the Company from these revenues.

Percent-based Fees

Revenue from percent-based fees represents fees received from the Company’s franchise offices that are primarily based on a percentage of agents’ gross commission income. Revenue from percent- based fees is determined upon close of the home sale transaction and recognized as revenue when the fees become due and payable, as stipulated in the related franchise agreements.

Franchise Sales and Other Franchise Revenue

Franchise sales and renewals and other franchise revenue is primarily comprised of revenue from the sale or renewal of franchises, as well as other revenue, including quota deficiency and referral fees.

Upon the sale of franchise rights, the Company recognizes revenue from franchise sales when it has no significant continuing operational obligations, substantially all of the initial services have been performed by the Company and other conditions affecting satisfaction of performance obligations have been met, which is typically in the period the franchise agreement is completed and executed. In the event the franchisee fails to perform under the franchise agreement or defaults on the purchase obligations, the Company has the right to reacquire the franchise and to resell or operate that specific franchise.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include bank deposits and other highly liquid investments purchased with an original purchase maturity of six months or less. All cash held by the Advertising Fund is restricted. The following table reconciles the amounts presented for cash, both unrestricted and restricted, in the Condensed Consolidated Interim Balance Sheets to the amounts presented in the Condensed Consolidated Interim Statement of Cash Flows:

April 30, 2021
Cash and cash equivalents	$5,657
Restricted cash	2,634
Total cash, cash equivalents and restricted cash	$8,291

Operating Expenses

Operating expenses primarily consist of personnel costs, including salaries, benefits, payroll taxes and other compensation expenses, media buying for the Advertising Fund, professional fees, rent and expenses for marketing to customers to expand the Company’s franchises.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, net of any allowances, including cash, cash equivalents and restricted cash, accounts and notes receivable, net, and accounts payable and accrued liabilities approximate fair value due to their short-term nature. The Company has no financial assets measured at fair value and has not elected to carry any financial asset or liability at fair value.

Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Accounts and Notes Receivable, Net

Accounts receivable from the Company’s franchisees are recorded at the time the Company bills under the terms of the franchise agreements and other contractual arrangements and do not bear interest. The Company provides limited financing of certain franchise sales through the issuance of notes receivable that either bear interest at a rate of prime plus 3% or at a stated amount, which is fixed at the inception of the note with the associated earnings recorded in “Interest income” in the accompanying Condensed Consolidated Interim Statement of Income and Comprehensive Income. Amounts collected on accounts receivable and notes receivable are included in “Net cash provided by operating activities” in the accompanying Condensed Consolidated Interim Statement of Cash Flows. The Company records allowances against its accounts and notes receivable balances for estimated probable losses. Increases and decreases in the allowance for doubtful accounts are established based upon changes in the credit quality of receivables and are included in “Bad debt (recovery)” in the accompanying Condensed Consolidated Interim Statement of Income and Comprehensive Income. The allowance for doubtful accounts and notes is based on the attributes of specific accounts.

Foreign Currency Translation

The Company, directly and through its franchisees, conducts operations exclusively in Canada, therefore, the functional currency for the Company’s operations is the Canadian Dollar (“CAD”). Foreign currency denominated monetary assets and liabilities and transactions occurring in currencies other than the Company’s functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in the accompanying Condensed Consolidated Interim Balance Sheets related to these non-functional currency transactions result in transaction gains and losses that are reflected in the accompanying Condensed Consolidated Interim Statement of Income and Comprehensive Income as “Foreign currency transaction gains (losses).”

Property and Equipment, Net

Property and equipment, including leasehold improvements, are initially recorded at cost. Depreciation on property and equipment is provided for on a declining balance method over the estimated useful lives of each asset class and commences when the property is placed in service. Depreciation of leasehold improvements is provided for on a straight line method over the estimated benefit period of the related assets or the lease term, if shorter.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the six months ended April 30, 2021, there were no impairments indicated for such assets.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management periodically assesses the recoverability of its deferred tax assets based upon expected future earnings, future deductibility of the asset and changes in applicable tax laws and other factors. If management determines that it is not likely that the deferred tax asset will be fully recoverable in the future, a valuation allowance may be established for the difference between the asset balance and the amount expected to be recoverable in the future. The allowance will result in a charge to the Company’s Condensed Consolidated Interim Statement of Income and Comprehensive Income.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

New Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize the assets and liabilities that arise from all leases on the Condensed Consolidated Interim balance sheets. ASU 2016-02 is required to be adopted by the Company for fiscal year end 2023. Early adoption is permitted in any interim or annual reporting period. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company has not yet determined the effect of the standard on its Condensed Consolidated Interim financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), with several subsequent amendments, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The Company is required to adopt this standard for fiscal year end 2021. The Company will use the modified retrospective transition method, which will result in restating each prior reporting period presented in the year of adoption. Additionally, a cumulative effect adjustment will be recorded to the opening balance sheet as of the first day of the earliest period presented. The adoption of the new guidance will change the timing of recognition of franchise sales and franchise renewal revenue. Currently, the Company recognizes revenue upon completion of a sale or renewal. Under the new guidance, franchise sales and renewal revenue, which are included in “Franchise Sales and Other Franchise Revenue” in the Condensed Consolidated Interim Statement of Income and Comprehensive Income, will be recognized over the contractual term of the franchise agreement. The impact to both “Franchise Sales and Other Franchise Revenue” and “Operating Income” in the Condensed Consolidated Interim Statement of Income and Comprehensive Income is yet to be determined. The adjustment will result in the addition of deferred revenue liability accounts on the Condensed Consolidated Interim Balance Sheet. The commissions related to franchise sales will be recorded as a contract asset and be recognized over the contractual term of the franchise agreement. Currently, the Company expenses the commissions upon franchise sale completion. The impact from this change to “Operating Income” in the Condensed Consolidated Interim Statement of Income and Comprehensive Income is yet to be determined. The Company does not expect the adoption of the standard to have a material impact on other revenue streams.

3.	Due From Related Parties and Related Party Transactions

Due from related parties consists of the following:

April 30, 2021
Advances to related party entities under common control, unsecured, non-interest bearing, and due on demand	$110
Advances to shareholders, unsecured, non-interest bearing, and due on demand	400
$510

The Company also made rent payments to companies under common control totaling approximately $0.4 million. These transactions were carried out in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

4.	Property and Equipment

Property and equipment consist of the following:

	Depreciable Life	As of April 30, 2021
Leasehold improvements	Shorter of estimated useful life or life of lease	$1,839
Office furniture, fixtures and equipment	2 - 10 years	3,825
Total property and equipment		5,664
Less accumulated depreciation		(4,715)
Total property and equipment, net		$949

5.	Due to Brokers

Due to Brokers consists primarily of liabilities recognized to reflect the restriction that all funds collected in the Advertising Fund must be spent for designated purposes. See Note 2, Summary Significant Accounting Policies for additional information.

6.	Commitments and Contingencies

A putative class action claim is pending against the Toronto Regional Real Estate Board (“TRREB”), the Canadian Real Estate Association (“CREA”), RE/MAX Ontario-Atlantic Canada Inc. O/A RE/MAX INTEGRA, Century 21 Canada Limited Partnership, Brookfield Asset Management Inc., Royal Lepage Real Estate Services Ltd., Homelife Realty Services Inc., Right At Home Realty Inc., Forest Hill Real Estate Inc., Harvey Kalles Real Estate Ltd., Sotheby’s International Realty Canada, Chestnut Park Real Estate Limited, Sutton Group Realty Services Ltd. and iPro Realty Ltd. (the “Claim”).

The Claim (Court File No. T-595-21) was filed on April 9, 2021, by plaintiff Mark Sunderland (the “Plaintiff”) in the Federal Court in Toronto. In the Claim the Plaintiff, on behalf of a putative class comprised of anyone who sold properties listed on the Multiple Listing Service System owned and operated by TRREB after March 11, 2010, alleges that TRREB’s and CREA’s rules require brokers to make blanket, non-negotiable offers of buyer broker compensation when listing a property, resulting in inflated costs to sellers in violation of the Competition Act and the Criminal Code. They further allege that the franchisor defendants use their agreements with franchisees to require adherence to the CREA and TRREB rules in violation of Competition Act and the Criminal Code. The Plaintiff seeks declaratory relief, damages, costs and interest on behalf of the putative class members against the defendants. The Company intends to vigorously defend against the Claim. We are unable to predict whether resolution of these matters would have a material effect on our financial position or results of operations.

7.	Segment Information

The Company operates under the following operating segments: Real Estate and Advertising Fund. The accounting policies of the reportable segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

The following table presents revenue from external customers by segment:

Six Months Ended
April 30, 2021
Management fees	$11,100
Percent-based fees	407
Franchise sales and other revenue	745
Total Real Estate	12,252
Advertising fund fees	6,919
Total revenue	$19,171
8.	Subsequent Events

On July 21, 2021, RE/MAX Holdings Inc. (the parent of RE/MAX, LLC) purchased the Company and all subsidiaries. In addition, there is a legal claim of wrongful termination by a previous employee that is expected to settle for the amount of approximately $0.1 million. Other than the disclosed activity, management evaluated the activity of the Company through October 6, 2021, the date the unaudited financial statements were issued, and concluded that no additional subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.